Exhibit 99.1

For Release January 27, 2004—1:30 p.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES 2003 FOURTH QUARTER AND RECORD ANNUAL EARNINGS

Spokane, Washington, January 27, 2004—Sterling Financial Corporation (NASDAQ: STSA) today announced earnings of $9.0 million, or $0.59 per diluted share, for the three months ended December 31, 2003.  This compares with earnings of $7.6 million, or $0.57 per diluted share, for the prior year’s comparable quarter.  The increase in earnings primarily reflects an increase in net interest income.  References to prior period earnings per share and book values per share have been restated to reflect the 10% common stock dividend paid in May 2003.

Net income for the year ended December 31, 2003, increased 36% to $34.9 million, or $2.34 per diluted share, compared with net income of $25.6 million, or $1.91 per diluted share, for last year’s comparable period.  The increase in earnings primarily reflects increases in net interest income and other income.

Harold B. Gilkey, chairman and CEO, said, “Sterling Financial Corporation has continued to expand at record levels. We are very pleased with the performance of the company during this year. We remain committed to enhancing shareholder value while delivering to our customers the highest level of “Hometown Helpful” service. Our continued increase in revenues and assets is attributed to the growth and expansion of our franchise in the Pacific Northwest.  We continue to win important new business opportunities, strengthen our client relationships and expand our product ranges.  These achievements have contributed to continued growth in earnings per diluted share at a compound growth rate of 17% for the last five years.  We are pleased that the market has rewarded our performance over the past couple of years as reflected by our increased stock price.”

FOURTH QUARTER PERFORMANCE HIGHLIGHTS

•                  Earnings per diluted share were $0.59 for the quarter ended December 31, 2003, compared to $0.57 per diluted share for the same period in 2002.

•                  Net interest margin increased to 3.41% from 3.31% at the previous quarter.

•                  Fee and service charge income increased 11% over the prior year’s comparable period.

•                  The dollar volume of transaction accounts grew 26% on an annualized basis.

•                  Nonperforming assets decreased by $3.9 million from the September 2003 quarter to $21.6 million, or 0.51% of total assets.

•      Book value per share increased to $16.84 at December 31, 2003.

HIGHLIGHTS OF 2003 ACHIEVEMENTS

•                  Return on average equity was 14.4% for the year ended December 31, 2003, compared to 13.9% for the same period in 2002.

•                  On a core earnings basis, earnings per diluted share were $2.27 for the year ended December 31, 2003, compared to $1.89 per diluted share for the same period in 2002, an increase of 20%.  Core earnings exclude net securities gains and losses, acquisition and merger costs, a charge for early debt repayment and a supplemental loan loss provision, all net of tax effect.  Refer to the reconciliation schedule in Exhibit A.

•                  Net interest income increased to $124.9 million for the year ended December 31, 2003, from $100.3 million for the year ended December 31, 2002.

•                  Fees and service charges income increased to $19.2 million for the year ended December 31, 2003, from $16.7 million for the year ended December 31, 2002, a 15% increase.

•                  Mortgage banking operations income increased to $8.5 million for the year ended December 31, 2003, from $6.0 million for the year ended December 31, 2002.

•                  Total loan originations were a record $2.27 billion, up by 24% over 2002.

•                  Operating efficiency improved to 59.6% from 62.5% for the year ended December 31, 2002.

•                  The number of transaction accounts grew 11% during 2003.

•                  The Empire Federal Bancorp merger was completed, allowing Sterling to strengthen the bank’s capital base and further extend its footprint in Montana.

•                  Sterling announced the merger with Klamath First Bancorp, Inc. (Klamath) on July 15, 2003, which closed on January 2, 2004.

•                  Sterling Capital Trust I Securities were redeemed on May 16, 2003, at 100% of the $40.0 million aggregate principal amount thereof plus accrued and unpaid interest.

•                  Sterling, through its wholly owned subsidiaries Sterling Capital Trusts III through VI, sold $54.0 million of trust preferred securities with a weighted average interest cost of 4.5%.

•                  Paid a 10% stock dividend in May 2003.

Gilkey commented further, “As Sterling celebrates 20 years of serving the Pacific Northwest, we are able to look at 2003 with pride.  The bank enjoyed another outstanding year of record earnings growth.  Our experienced team will continue to look for growth opportunities to ensure the Bank’s position as a leading community bank in the Pacific Northwest.  We look forward with optimism toward 2004.”

KLAMATH MERGER

Mr. Gilkey continued, “Our recent merger with Klamath is the largest merger that Sterling has undertaken to date.  This transaction is a milestone in the history of Sterling Financial Corporation and is a turning point in Sterling Savings Bank’s future.  This transaction changed not only the landscape of community banking in the Pacific Northwest, but also Sterling Financial Corporation’s leadership role.  This transaction raises our deposit market share in Oregon from .05% to over 4%, giving Sterling a tremendous opportunity to take advantage of the larger market share.”

Commenting further, Gilkey said, “The addition of Klamath is a clear strategic win for us. Our community banking operations already included market leadership in business and corporate banking in Oregon.  Now, we are much better positioned to serve Oregon customers with the addition of the Klamath branch network.  We are implementing our integration plans and our systems conversion is scheduled for mid-February.”

“At this time, I want to welcome the Klamath customers, shareholders and employees to the Sterling family,” stated Gilkey. “I would also like to thank all of the members of the integration team. Achieving this significant milestone would not be possible without their dedication and hard work.”

OPERATING RESULTS - FOURTH QUARTER AND YEAR END 2003

Net Interest Income

Sterling reported net interest income of $34.0 million for the three months ended December 31, 2003, an increase of nearly 23%, compared to $27.7 million for the same period in the prior year.  Net interest income for the year ended December 31, 2003 also showed an increase of 25% to $124.9 million, compared with net interest income of $100.3 million for the year ended December 31, 2002.  The increase was primarily due to an increase in loan and asset-backed securities volumes and a decrease in the cost of deposits and borrowings.

Sterling’s net interest margin of 3.41% decreased 1 basis point for the quarter ended December 31, 2003, versus 3.42% for the quarter ended December 31, 2002.  Net interest margin of 3.35% for the year ended December 31, 2003, represented a decrease of 2 basis points over 3.37% for the comparable 2002 period.  The decrease in net interest margin for both periods reflects the decrease in prevailing interest rates and a greater decrease in the yield on loans than in the cost of deposits.  Sterling has been asset sensitive during these periods.

Other Income

Total other income was $8.5 million for the quarter ended December 31, 2003, compared to $8.4 million for the same period one year ago.  Total other income was $33.7 million for the year ended December 31, 2003, compared to $29.1 million for the same period in 2002.  This increase primarily came from increases in mortgage banking operations and fees and service charges.

Fee and service charges income increased by 11% to $4.9 million for the quarter from $4.4 million in the same period one year ago.  Fee and service charge income for the year ended December 31, 2003, of $19.2 million, represented a 15% increase from $16.7 million for the comparable 2002 period.  The growth in the number of transaction accounts (which include money market, savings, NOW checking, and non-interest checking accounts), which is driving the increases in fee income, is primarily attributed to the increase in corporate banking activities and promotional efforts for retail account growth.

Income from mortgage banking operations was $1.6 million and $2.3 million for the quarters ended December 31, 2003 and 2002, respectively.  For the year ended December 31, 2003, income from mortgage banking operations was $8.5 million, compared with $6.0 million for the same period in 2002.  The increases primarily reflect strong refinancing activity and an increase in residential loan originations and loan sales.

Operating Expenses

Total operating expenses were $25.9 million, or 2.45% of average assets, for the three months ended December 31, 2003, compared with $20.4 million, or 2.36% of average assets, for the three months ended December 31, 2002.  Operating expenses were $94.6 million and $80.9 million for the years ended December 31, 2003 and 2002, respectively.  The increases were primarily due to increases in personnel, marketing and product sales costs, and occupancy costs.  Full-time equivalent employees have increased for the year by 168 to 1,121 at December 31, 2003.  Over the next year we intend to add approximately 650 full-time equivalents as a result of the Klamath merger and further implementation of our business plans.

Commenting on operating expenses and efficiency, Mr. Gilkey stated, “The increase in operating expense was primarily attributed to the growth in the company and preparation for the Klamath acquisition.  In addition, we saw an increase in salaries and employee benefits expenses as we continued to hire experienced banking and investment advisory personnel to support the community bank’s growing loan and deposit operations.”

Performance Ratios

The annualized return on average equity was 14.1% for the fourth quarter of 2003, compared with 15.1% for the same period in the prior year.  The decrease primarily reflected a higher balance of average shareholders’ equity relative to last year’s comparable period.  The annualized return on average equity was 14.4% for the year ended December 31, 2003, compared with 13.9% for the year ended December 31, 2002.  The increase in the ratio was primarily due to the increase in net income for the year.

The return on average assets was 0.85% for the fourth quarter of 2003, compared with 0.88% for the same period in the prior year.  The decrease primarily reflected a higher balance of average assets relative to last year’s comparable period.  The return on average assets was 0.88% for the year ended December 31, 2003, compared with 0.80% for the year ended December 31, 2002.  The increase in the ratio was primarily due to the increase in net income for the year.

Lending

Total loan originations increased 24% over the prior year to $2.27 billion.  This increase was due to strong residential, construction and corporate banking loan originations.  Total loan originations decreased 3% for the quarter ended December 31, 2003, to $531.9 million, compared to $549.3 million in the fourth quarter of 2002.  This decrease was primarily due to lower residential permanent loans and the slowdown in refinancing activity resulting from the change in prevailing interest rates.  Business and corporate banking loan balances increased by 44% year over year and now represent nearly $1.0 billion of our loan portfolio.

Credit Quality

At December 31, 2003, total nonperforming assets were $21.6 million, or 0.51% of total assets.  This reflects a decrease from the third quarter 2003 level of $25.5 million, or 0.63% of total assets.  Excluding the loans acquired from Empire and Source Capital, nonperforming assets were 0.35% of total assets at December 31, 2003, compared to 0.50% of total assets for the same period last year.

Classified assets were $84.8 million at December 31, 2003, compared to $69.3 million at September 30, 2003, and $84.7 million at December 31, 2002.  The 60-day plus loan delinquency ratio increased to 0.90% of total loans from 0.87% at September 30, 2003, and 0.82% at December 31, 2002.

Sterling’s provision for losses on loans was $2.9 million for the three months ended December 31, 2003, compared with $4.3 million for the same period in 2002.  At December 31, 2003, the loan loss allowance totaled $35.6 million, or 1.21% of total loans, compared to an allowance of $27.9 million, or 1.15% of total loans at the end of 2002.  The year-to-date level of charge-offs to average loans was 0.13% for 2003, a decrease from 0.21% at December 31, 2002.

“Maintaining superior asset quality has always been an important objective for Sterling, especially in times of economic uncertainty,” stated Gilkey. “We are pleased with the overall improvement in our asset quality which reflects a 15% decline in nonperforming assets from the prior quarter.”

Balance Sheet and Capital Management

At December 31, 2003, Sterling’s total assets were $4.27 billion, up from $3.51 billion in the prior year’s comparable period.  Shareholders’ equity at December 31, 2003, was $250.3 million, or 5.86% of total assets, up from the previous year’s total of $203.7 million, or 5.81%.  At December 31, 2003, Sterling’s book value per share had increased 9% to $16.84 from $15.48 at the same date one year ago.  This increase in capital and book value primarily reflects increased capital from the Empire acquisition and the retention of earnings.

GOODWILL LAWSUIT

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the United States government owed contractual obligations to Sterling with respect to its acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  Sterling is waiting for a trial date to be set to determine what amount, if any, the government must pay in damages for its breach.  The timing and ultimate outcome of the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling likely will continue to incur legal expenses at recent levels over the next one to two years.

OUTLOOK FOR THE FIRST QUARTER OF 2004

Gilkey concluded, “Sterling’s customers and shareholders have benefited from our growth and momentum in 2003.  Sterling is positioned as a leading regional community bank in the Pacific Northwest.  We remain committed to our tradition of “Hometown Helpful” service as we continue to enhance our shareholders’ value.  Our extensive Pacific Northwest network of branches, corporate banking centers, business banking offices and subsidiaries are all working together to contribute to our bottom line.  The core components of the organization remain strong, and we are especially pleased with our strategic positioning for the future. We are particularly pleased with the pipeline generated by the recent opening of a corporate banking center in Eugene, Oregon.  With the completion of the Klamath merger, we are looking forward to the exciting opportunities ahead in 2004.  In our conference call tomorrow, we will discuss our results, our 2004 business plan and its underlying assumptions and provide our commentary to support our current estimate of earnings per share within a range of $2.65 to $2.70, excluding one-time merger and acquisition charges, for the year 2004.”

FOURTH QUARTER EARNINGS CONFERENCE CALL

Sterling will host a conference call for investors on January 28, 2004, at 8:00 a.m. Pacific Daylight Time.  To participate in the conference call, domestic callers should dial (712) 257-0014 approximately five minutes before the scheduled start time.  You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing (402) 220-4721.  The continuous replay will be offered through Friday, February 27, 2004, at 5:00 p.m. Pacific Time.

Additionally, Sterling’s fourth quarter 2003 earnings conference call is being made available on-line at the company’s website, www.sterlingsavingsbank.com. To access this audio presentation call, click on “Investor Relations” then click on the live audio webcast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank.  Sterling Savings Bank (“Sterling Savings”) is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities, through regional representatives throughout Sterling Saving’s branch network.  Sterling’s subsidiary Dime Service Corporation provides commercial and consumer insurance products through its offices in Montana.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and Klamath, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; and (ii) our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.